EXHIBIT 10.4
EXECUTION COPY
Christopher McGurk
c/o Cinedigm Corp
9100 Wilshire Boulevard
400W
Beverly Hills, CA  90212

July 14, 2016
Cinedigm Corp.
902 Broadway, 9th Floor
 New York, NY 10010
Attention: Jeffrey Edell, Chief Financial Officer

Dear Mr. Edell,
This letter sets forth our agreement that I will make a $500,000.00 loan to Cinedigm Corp., a Delaware corporation ("Cinedigm") as a Lender under that certain Second Lien Loan Agreement, dated as of July 14, 2016 among Cinedigm, as the Borrower, Cortland Capital Market Services LLC, as Agent and the Lenders party thereto (the "Second Lien Loan Agreement"), in return for which you will issue to me a Loan (as defined therein) in such amount and the contemporaneous issuance of 49,000 shares of the Company's Class A Common Stock, par value $0.001 per share, which shall be valued for all purposes at the closing bid price thereof as reported by NASDAQ immediately preceding the execution and delivery of this letter agreement (the "Closing Price"). This commitment letter supersedes a similar letter executed earlier today.   Capitalized terms used without definition are used as defined in the Second Lien Loan Agreement.
The closing of the transactions contemplated hereby shall occur at a Subsequent Closing that will occur no later than 60 days after the date of this letter agreement. During that period of time, I will in my capacity as CEO and Chairman of the Company cause the Company to honor its commitment to use Best Efforts to place no less than $2,000,000 in additional Second Lien Loans and close the funding of such loans prior to such date.
It is understood and agreed that my commitment pursuant to the terms and conditions of this letter agreement, is a material inducement to the investments and investment commitments that Mr. Ronald L. Chez, and/or entities that he may own or control, is making contemporaneously in the Company, and that he shall be deemed a third party beneficiary of this letter agreement, which shall not be amended, modified, terminated or waived without his prior, written consent.
Very truly yours,

/s/ Christopher McGurk
Christopher McGurk

Accepted and Agreed:

CINEDIGM CORP.

By: /s/ Jeffrey Edell
 Jeffrey Edell
 Chief Financial Officer